Exhibit 3.30

FIRST AMENDED AND RESTATED

OPERATING AGREEMENT

OF

TRUGREEN LANDCARE L.L.C.

This First Amended and Restated Operating Agreement (this “Agreement”) of TruGreen LandCare L.L.C. (the “Company”) is entered into as of the 1st day of August, 2007, by and between the Company and TruGreen Companies L.L.C. (“Member or Member-Manager”).

WHEREAS, the Company was formed on August 19, 1999, and the Member and the Company entered into that certain Operating Agreement of TruGreen LandCare L.L.C., dated August 19, 1999 (the “Original Operating Agreement”); and

WHEREAS, the Member and the Company desire to amend and restate the Original Operating Agreement as set forth herein.

NOW, THEREFORE, the Member and the Company agree as follows:

1.            Name.  The name of the limited liability company is TruGreen LandCare L.L.C.

2.            Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act, as amended (the “Act”), and engaging in any and all activities necessary or incidental to the foregoing.

3.            Powers of the Company.  The Company shall have the power and authority to take any and all actions necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purpose set forth in Section 2 of this Operating Agreement.

4.            Management.

4.1.         Member-Managed.  The members of the Company shall manage the Company in accordance with this Operating Agreement and the Act.  The Member-Manager is an agent of the Company, and the actions of the Member-Manager taken in such capacity and in accordance with this Agreement shall bind the Company.

4.2.         Powers of Manager.  The Member-Manager shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as the Member-Manager deems necessary or appropriate to accomplish the purpose of the Company as set forth herein.

4.3.         Officers.  The Member-Manager may designate any individual as President of the Company, and may appoint such other individuals with or without such titles as the Member-Manager may elect, including the titles of Vice President, Treasurer, Secretary, and Assistant Secretary, to act on behalf of the Company with such power and authority as the Member-Manager may delegate in writing to any such persons.

4.4.         No Management by Other Persons or Entities.  Except and only to the extent expressly delegated by the Member-Manager, no person or entity other than the Member-Manager shall be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

4.5.         Reliance by Third Parties.  Any person or entity dealing with the Company or the Member-Manager may rely upon a certificate signed by the Member-Manager as to:

(a) the identity of the Member-Manager;

(b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Member-Manager;

(c) the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company, or

(d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Member-Manager.

5.            Dissolution.  The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member-Manager, (b) dissolution of the Member-Manager or the occurrence of any other event which terminates the continued membership of the Member-Manager in the Company unless at least one new member is admitted to the Company within ninety (90) days, or (c) the entry of a decree of judicial dissolution under the Act.

6.            Capital Contribution.  The Member has contributed to the Company the money and property listed in Schedule A attached hereto.

7.            Additional Contributions.  The Member is not required to make any additional capital contribution to the Company.

8.            Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated to the sole Member.

9.            Assignments.  The Member may assign in whole or in part his limited liability company interest.

10.          Amendment.   This Agreement shall not be amended, modified or replace except by a written instrument approved by the Member-Manager.

11.          Admission of Additional Members.  One or more additional members of the Company may be admitted to the Company with the consent of the Member.  Prior to the admission of any such additional member of the Company, the Member shall amend this Operating Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have more than one member

12.          Liability of Member.  The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

13.          Governing Law.  This Operating Agreement shall be governed by, and construed under, the laws of the State of Delaware without regard to the rules of conflict of laws thereof.

IN WITNESS WHEREOF, the undersigned have duly executed this Amended and Restated Limited Liability Company Agreement as of the day and year first written above.

Dated:

Member-Manager	Company:

TRUGREEN COMPANIES L.L.C.	TRUGREEN LANDCARE L.L.C.

	By:	TruGreen Companies L.L.C.
Member-Manager

By:
Richard A. Ascolese	By:
Senior Vice President	Thomas E. Courtney
Vice President

SCHEDULE A

CAPITAL CONTRIBUTIONS OF SOLE MEMBER

The sum of One Thousand Dollars ($1000.00).